Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-81961 and No. 333-81967) pertaining to the Nicholas Financial, Inc. Employee Stock Option Plan and the Nicholas Financial, Inc. Non-Employee Director Stock Option Plan of our report dated May 27, 2005, with respect to the consolidated financial statements of Nicholas Financial, Inc. and subsidiaries included in its Annual Report (Form 10-KSB) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

Atlanta, Georgia
June 28, 2005